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                                                                     EXHIBIT 11




                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                         ALIGN-RITE INTERNATIONAL, INC.

        The computation of net income per share for the years ended March 31, 1997, 1996 and 1995 is as follows:

                                                           1997            1996            1995
                                                        ----------      ----------      ----------
PRIMARY
Net income...........................................   $5,324,787      $4,964,264      $3,423,569
Reduction of interest expense, net of tax effect.....           --              --          89,177
                                                        ----------      ----------      ----------
                                                        $5,324,787      $4,964,264      $3,512,746
                                                        ==========      ==========      ==========
Average common shares outstanding....................    4,383,562       3,698,037       1,314,725
Conversion of preferred stock........................           --              --       1,185,746
Ordinary equivalent shares issuable upon the exercise
  of options and warrants currently outstanding to
  purchase ordinary shares subject to 20% limitation
  on assumed repurchase..............................      415,191         445,157         976,095
                                                        ----------      ----------      ----------
                                                         4,798,753       4,143,194       3,476,566
                                                        ==========      ==========      ==========
Net income per share.................................   $     1.11      $     1.20      $     1.01
                                                        ==========      ==========      ==========
FULLY DILUTED
Net income...........................................   $5,324,787      $4,964,264      $3,423,569
                                                        ==========      ==========      ==========
Average common shares outstanding....................    4,383,562       3,698,037       1,314,725
Conversion of preferred stock........................           --              --       1,185,746
Ordinary equivalent shares issuable upon the exercise
  of options and warrants currently outstanding to
  purchase ordinary shares...........................      419,454         445,157         990,174
                                                        ----------      ----------      ----------
                                                         4,803,016       4,143,194       3,490,645
                                                        ==========      ==========      ==========
Net income per share.................................   $     1.11      $     1.20      $     0.98
                                                        ==========      ==========      ==========